UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT
(DATE OF EARLIEST EVENT REPORTED)
September 9, 2020

COMMERCIAL VEHICLE GROUP, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	001-34365	41-1990662
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NO.)	(IRS EMPLOYER IDENTIFICATION NO.)
7800 Walton Parkway, New Albany, Ohio 43054
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)
(614) 289-5360
(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to 12(b) of the Act:
Title of Each Class	Trading Symbols	Name of Each Exchange on Which Registered
Common Stock, par value $0.01	CVGI	The Nasdaq Global Select Market
Rights to Purchase Series B Junior Participating Preferred Stock		The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company
☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On September 9, 2020, Commercial Vehicle Group, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Mr. Harold C. Bevis, the Company’s President and Chief Executive Officer. Pursuant to the employment agreement, the initial term of Mr. Bevis’ Employment Agreement is three years from March 23, 2020 (the “Effective Date”). On each anniversary of the Effective Date following the expiration of the initial term, the Employment Agreement will be automatically extended for successive one-year periods, provided that either party may elect to not extend the Employment Agreement by providing written notice to the other party at least 90 days prior to any such anniversary date. Pursuant to the Employment Agreement, Mr. Bevis receives a base salary of $500,000, which will be subject to annual review and upward adjustment, and an annual bonus under the Company’s annual bonus plan as may be in effect from time to time based on a target bonus opportunity of at least 100% of Mr. Bevis’ base salary. For the 2020 plan year, Mr. Bevis will receive a guaranteed minimum annual bonus of no less than $375,000. Mr. Bevis’ Base Salary has been temporarily reduced by 20% pursuant to broad based salary reductions for the entire management team due to Covid-19. The temporary reduction of the Mr. Bevis’ Base Salary shall terminate when the temporary base salary reductions applicable to the management team are terminated.

In 2020, Mr. Bevis shall be eligible, pursuant to the terms of the Company’s long-term incentive plan, to receive additional discretionary annual incentive awards with a target of $1,800,000 on terms to be determined by the compensation committee (the “Committee”) of the Board of Directors, distributed as follows:
1. 25%, or $450,000, in the form of time vested restricted stock as granted on April 3, 2020, with vesting in three equal annual installments over a three year period on December 31, 2020, 2021 and 2022;
2. 25%, or $450,000, will be issued in the form of performance shares tied to relative performance of Total Shareholder Return (TSR) as compared to the established peer group. The performance shares will be settled in CVGI stock in three annual installments over a three year period on March 23 of every year, with a payout that may range from 0% to 200% based on performance;
3. 25%, or $450,000, will be issued in the form of restricted cash tied to relative performance of TSR as compared to the established peer group in three annual installments over a three year period on March 23 of every year. Payouts may range from 0% to 200% based on performance; and
4. 25%, or $450,000, will be in the form of a strategic two year discretionary cash award tied to the completion of agreed upon goals and objectives and payable on March 23, 2022. The payout may range from 0% to 300% based on performance.

For 2021 and beyond, during the term of the Employment Agreement, Mr. Bevis shall be eligible, pursuant to the terms of the Company’s long-term incentive plan, to receive discretionary annual incentive awards with a target of $1,800,000 (as may be adjusted upward from time to time) on terms to be determined by the Committee. The terms and conditions of such awards shall be no less favorable than those awards granted to similarly situated executive officers of the Company.

During the term of his employment, Mr. Bevis is entitled to participate in any employee benefit plan that the Company has adopted or may adopt for the benefit of its employees generally, subject to satisfying applicable eligibility requirements, including the Commercial Vehicle Group, Inc. Deferred Compensation Plan.

The Employment Agreement provides for certain payouts to Mr. Bevis and accelerated vesting of certain awards in the event Mr. Bevis’ employment is terminated on account of his death, disability, retirement, without cause or for good reason with specific treatment.

The foregoing description of the terms of the Employment Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
10.1	Employment Agreement between Harold C. Bevis and Commercial Vehicle Group, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
COMMERCIAL VEHICLE GROUP, INC.
By: /s/ Aneezal H. Mohamed
Name: Aneezal H. Mohamed
Title: General Counsel
September 11, 2020